SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

November 15, 2013

Date of Report (Date of earliest event reported)

FBR & CO.

(Exact Name of Registrant as Specified in its Charter)

Virginia

(State or Other Jurisdiction of Incorporation)

00133518	20-5164223
(Commission File Number)	(IRS Employer Identification No.)

1001 Nineteenth Street North

Arlington, VA 22209

(Address of Principal Executive Office) (Zip Code)

(703) 312-9500

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Lease Agreement

On November 15, 2013, FBR Capital Markets & Co. (“Lessee”, a wholly-owned subsidiary of FBR & Co. (the “Company”) entered into a lease agreement (the “Lease”) pursuant to which it has leased for an 11-year and 3-month term from occupancy date (subject to extension) approximately 54,540 rentable square feet of space at 1300 N. 17th Street, Arlington, VA (the “Premises”). The Lessee expects to occupy these facilities by October 1, 2014, assuming the necessary build-out construction is completed by then.

The lease term commences on October 1, 2014 and expires on December 31, 2025. The Lessee has an option to extend the lease term once, for a five-year period, subject to certain limitations and restrictions. The lessor is: 1300 N. 17th Street, L.P., a limited partnership organized in Delaware (and is referred to herein as the “Lessor”).

The Lessee is obligated to pay base rents beginning on the rent commencement date, at rates that adjust over the lease term, plus a percentage of increases in operating expenses and real estate taxes. The following table sets forth the Lessee’s base annual rent to the Lessor for the second floor premises and the thirteenth and fourteenth floor premises during the initial term of the Lease:

Second Floor Premises:

Lease Year	Fixed Rent per annum per square foot of Area of the Second Floor Premises
1	$41.00
2	$42.03
3	$43.08
4	$44.15
5	$45.26
6	$46.39
7	$47.55
8	$48.74
9	$49.95
10	$51.20
11	$52.48
12 through Expiration Date	$53.80

Thirteenth Floor Premises and Fourteenth Floor Premises:

Lease Year	Fixed Rent per annum per square foot of Area of the Thirteenth Floor Premises and Fourteenth Floor Premises
1	$51.50
2	$52.79
3	$54.11
4	$55.46
5	$56.85
6	$58.27
7	$59.72
8	$61.22
9	$62.75
10	$64.32
11	$65.92
12 through Expiration Date	$67.57

These base rents are subject to certain adjustments.

The Lessor is obligated to fund specified construction and related activities at the premises. The Lessee also has a right of first offer to lease additional second floor premises in the building should they become available. The Lessee may assign the lease or sublet the premises, subject to the Lessors’ consent and other requirements.

The foregoing is a summary of certain terms of the Lease, and, by its nature, is incomplete. It is qualified in its entirety by the text of the Lease Agreement, a copy of which is filed as exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Guarantee.

The Company has guaranteed the Lessee’s obligations under the Lease Agreement, a copy of which Guarantee is filed as exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Subordination Agreement, Acknowledgment of Lease Assignment, Estoppel, Non-Disturbance and Attornment Agreement

If Lessor has not obtained the approval of Wells Fargo Bank, National Association (the “Lender”) to the Lease and/or does not deliver to Lessee a Subordination Agreement, Acknowledgment of Lease Assignment, Estoppel, Non-Disturbance and Attornment Agreement (the “Subordination Agreement”) within 30 days after November 15, 2013, each of Lessor and Lessee shall have a 15-day right to terminate the Lease, subject to certain conditions. Under the Subordination Agreement, the Lessee would acknowledge that the Lessor is indebted to the Lender under a promissory note which is secured by, among other things, a mortgage on the Premises (the “Mortgage”). Pursuant to the terms of the Subordination Agreement, the Lessee would agree that the Mortgage is and will remain a lien on the Premises that is superior to the Lessee’s Lease. In addition, the Lender agrees that if at the time of any foreclosure of the Mortgage the Lessee is not in breach or default under the Lease, the Lease would not be terminated by reason of the foreclosure and would continue in full force and effect.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Lease Agreement

The description of the Lease Agreement in “Item 1.01 Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated by reference in its entirety into this Item 2.03. Such description is a summary of certain terms of the Lease, and, by its nature, is incomplete. It is qualified in its entirety by the text of the Lease Agreement, a copy of which is filed as an exhibit10.1to this Current Report on Form 8-K and is incorporated herein by reference.

Guarantee.

The Company has guaranteed the Lessee’s obligations under the Lease Agreement, a copy of which Guarantee is filed as exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Exhibit.

10.1	Deed of Lease, dated November 15, 2013 between FBR Capital Markets & Co., a Delaware corporation and 1300 N. 17th Street, L.P., a Delaware limited partnership

10.2	Guaranty of Lease, dated November 15, 2013 between FBR & Co, a Virginia corporation and 1300 N. 17th Street, L.P., a Delaware limited partnership

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FBR & Co.

Date: November 20, 2013	By:	/s/ Bradley J. Wright
Bradley J. Wright Executive Vice President and Chief Financial Officer